Exhibit 10.1

FINANCING AGREEMENT

by and between

SERVOTRONICS, INC.

as Borrower

ROSENTHAL & ROSENTHAL, INC.
as Lender

Dated: as of June 27, 2023

TABLE OF CONTENTS

Exhibit 10.1

Page

Article 1. DEFINITIONS		1
1.1	Defined Terms	1
1.2	Interpretative Provisions	17
1.3	Accounting Terms	18

Article 2. CREDIT FACILITY		18
2.1	Revolving Loans	18
2.2	Requests for Borrowings	19

Article 3. INTEREST AND FEES		19
3.1	Rates and Payment of Interest	19
3.2	Computation of Interest and Fees	19
3.3	Facility Fee	19
3.4	Administrative Fee	19
3.5	Unused Line Fee	19
3.6	Maximum Interest	19

Article 4. PAYMENTS AND ADMINISTRATION		20
4.1	Payments Generally, Allocation of Proceeds	20
4.2	Indemnity for Returned Payments	20
4.3	Repayments	21
4.4	Prepayments	21
4.5	Statements	21
4.6	Borrower’s Loan Account; Evidence of Debt	21
4.7	Taxes	21
4.8	One Obligation	21
4.9	Specific Powers of Lender	21
4.10	Election of Remedies	22

Article 5. SECURITY INTEREST		22
5.1	Grant of Security Interest	22
5.2	Financing Statement Filings	23

Article 6. CONDITIONS PRECEDENT		23
6.1	Conditions Precedent to Initial Loans	23
6.2	Conditions Precedent to All Loans	24

Article 7. REPRESENTATIONS AND WARRANTIES		24
7.1	Organization; Powers	24
7.2	Authorization; Enforceability	24
7.3	No Conflicts	25
7.4	Governmental Approvals	25
7.5	Financial Statements; No Material Adverse Effect; Solvent	25
7.6	Properties; No Liens	25
7.7	Litigation	26
7.8	Commercial Tort Claims	26
7.9	Compliance with Laws	26

i

7.10	Environmental Condition	26
7.11	No Defaults	26
7.12	Material Contracts	26
7.13	Restrictive Agreements	26
7.14	Taxes	26
7.15	ERISA	27
7.16	Insurance	27
7.17	Capitalization and Subsidiaries	27
7.18	Security Interest in Collateral	27
7.19	Brokers	27
7.20	Intellectual Property	27
7.21	Trade Relations	27
7.22	Labor Relations	28
7.23	Payable Practices	28
7.24	Margin Regulations,Investment Company Act	28
7.25	Anti-Terrorism Laws	28
7.26	Complete Disclosure	28

Article 8. AFFIRMATIVE COVENANTS		29
8.1	Financial Statements, and Other Information	29
8.2	Notices of Material Events	29
8.3	Existence	29
8.4	Payment of Obligations	30
8.5	Maintenance of Properties	30
8.6	Compliance with Laws	30
8.7	Insurance	30
8.8	Inspection Rights; Field Examinations; Appraisals	31
8.9	Use of Proceeds	31
8.10	Cash Management; Collection of Proceeds of Collateral	31
8.11	Additional Collateral; Further Assurances	32
8.12	Costs and Expenses	32

Article 9. NEGATIVE COVENANTS		33
9.1	Indebtedness	33
9.2	Liens	33
9.3	Fundamental Changes	33
9.4	Asset Sales	33
9.5	Investments	33
9.6	Transactions with Affiliates	33
9.7	Change in Business	34
9.8	Restricted Payments	34
9.9	Restrictive Agreements	34
9.10	Certain Payments of Indebtedness	34
9.11	Amendment of Material Documents	34
9.12	Sale and Leasebacks	34

Article 10. FINANCIAL COVENANTS		34
10.1	Tangible Net Worth	34
10.2	Working Capital	35

Article 11. EVENTS OF DEFAULT AND REMEDIES		35
11.1	Events of Default	35
11.2	Remedies	36

Article 12. ASSIGNMENTS AND PARTICIPATIONS; AMENDMENTS AND WAIVERS		37
12.1	Assignment and Participations	37
12.2	Setoff	37
12.3	Amendments and Waivers	37

Article 13. TERM AND TERMINATION		37
13.1	Term and Termination	37

Article 14. JURY TRIAL WAIVER; OTHER WAIVERS; CONSENTS; GOVERNING LAW		38
14.1	Obligations and Liabilities of Lender	38
14.2	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	38
14.3	Waiver of Notices	39
14.4	Indemnification	40

Article 15. NOTICES; MISCELLANEOUS		40
15.1	Notices	40
15.2	Partial Invalidity	41
15.3	Entire Agreement	42
15.4	USA PATRIOT Act	42
15.5	Counterparts; Electronic Execution	42

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Specific Insurance Requirements
Exhibit B	Form of Compliance Certificate

Schedule 1.1	Commercial Tort Claims
Schedule 7.7	Litigation
Schedule 7.10	Environmental Matters
Schedule 7.13	Restrictive Agreements
Schedule 7.16	Insurance
Schedule 7.17	Capitalization and Subsidiaries
Schedule 7.20	Intellectual Property
Schedule 7.22	Labor Relations
Schedule 8.1	Financial and Collateral Reporting
Schedule 8.10	Depository Banks
Schedule 9.2	Permitted Liens
Schedule 9.5	Permitted Investments

FINANCING AGREEMENT

This Financing Agreement dated as of June 27, 2023 is entered into by and between SERVOTRONICS, INC., a Delaware corporation (the “Borrower”), and ROSENTHAL & ROSENTHAL, INC., a New York corporation (the “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Lender provide a credit facility to Borrower and Lender is willing to provide such credit facility on the terms and conditions set forth herein and in the other Loan Documents (as defined below).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1. DEFINITIONS

1.1             Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Advances” means the Loans.

“Affiliate” means, with respect to a specified Person, any other Person (excluding any Subsidiary) which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power either (a) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies, whether through the ownership of Equity Interests, by agreement or otherwise.

“Agreement” means, this Financing Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)            Eighty-five percent (85%) multiplied by the Net Amount of Eligible Receivables that are Domestic Receivables; plus

(b)           Eighty-five percent (85%) multiplied by the Net Amount of Eligible Receivables that are Foreign Receivables, not to exceed $3,000,000; minus

(c)            the Reserves.

“Business Day” means any day on which Lender and major banks in New York City are open for the regular transaction of business.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date on a balance sheet prepared in accordance with GAAP.

“Change of Control” means an event or series of events which results in a change (by voluntary transfer, death or otherwise) in Borrower's controlling Stockholders or owners, and/or the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower.

“Closing Date” means the date set forth in the first paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” means and includes all right, title and interest of Borrower in all of the following property and assets of Borrower, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)            all Receivables;

(b)            all Goods, including Equipment, Inventory and Fixtures;

(c)            all Documents, Instruments and Chattel Paper;

(d)            all Letters of Credit and Letter-of-Credit Rights;

(e)            all Investment Property;

(f)            all Commercial Tort Claims set forth on Schedule 1.1 hereto;

(g)            all General Intangibles, including, without limitation, all Payment Intangibles and Intellectual Property;

(h)            all Money and all Deposit Accounts;

(i)             all Supporting Obligations;

(j)             all files, correspondence, Records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, computer source codes, disks and documents, including all of such property relating to the Collateral;

(k)            all proceeds and products of the property described in clauses (a) through (l) of this definition, in whatever form. It is the intention of the parties that if Lender shall fail to have a perfected Lien on any particular property or assets of Borrower for any reason whatsoever, but the provisions of this Agreement and/or of the other Loan Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Lender against Borrower, would be sufficient to create a perfected Lien on any property or assets that Borrower may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the other Loan Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

“Collection Account” means either a lockbox and/or Deposit Account controlled by Lender and maintained at Borrower’s expense for the collection of Receivables from Borrower’s account debtors.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by Borrower, Lender and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account) with respect to a securities account or deposit account, as the case may be, that is sufficient to perfect the security interests of Lender and provides such other rights with respect thereto as Lender reasonably requires.

“Covered Entity” shall mean (a) each Loan Party, each Loan Party’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 20% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Current Assets” shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower, as at such date, including but not limited to (i) cash, (ii) accounts, (iii) inventory; and (iv) prepaid current assets of Borrower providing however, that such amounts shall not include any amounts for any indebtedness owing by any Affiliate to Borrower.

“Current Liabilities” shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower, as at such date, but in any event including, without duplications, the amounts of (a) all indebtedness payable on demand, or at the option of the person or entity to whom such indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the person or entity to whom such indebtedness is owed, not more than twelve (12) months after such date, the validity which is not contested to such date, (d) all accruals for federal or other taxes measured by income payable within twelve (12) months of such date and (e) all outstanding indebtedness to Lender.

“Default” means an act, condition or event which, with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means, for any Obligation (including, to the extent permitted by law, interest not paid when due), a rate of two percent (2%) per month.

“Deposit Accounts” means, collectively, (a) all “deposit accounts” as such term is defined in the UCC; and (b) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts described in clause (a) of this definition.

“Depository Bank” shall have the meaning set forth in Section 8.10.

“Dollars” or “U.S. Dollars” means the lawful currency of the United States of America.

“Domestic Receivables” means Receivables that are owed by account debtors that maintain their chief executive office in the United States or Canada and are organized under applicable Law of the United States, any State of the United States, Canada, or any Province thereof.

“Environmental Laws” means all Laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters connected therewith.

“Equipment” means “Equipment” as defined in Article 9 of the UCC and includes now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or leased and including embedded software that is licensed as part of such computer equipment), vehicles, rolling stock, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“Equity Interests” means, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company, or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership, economic, or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, and all certificates evidencing such Equity Interests.

“Eligible Receivables” means Receivables created by Borrower that in each case at the time of creation and at all times thereafter satisfy the criteria set forth below as determined by Lender in its Permitted Discretion. Except as otherwise agreed by Lender, Eligible Receivables shall not include any Receivable:

(a)            which is not subject to a first priority perfected security interest in favor of Lender;

(b)            which is subject to any security interest, lien or other encumbrance other than the security interest and lien of Lender and those permitted in clauses (b), (c) and (j) of the definition of the term Permitted Liens (but as to liens referred to in clause (j) only to the extent that Lender has established a Reserve as provided therein) and any other liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Lender between the holder of such security interest or lien and Lender;

(c)            which is unpaid for more than ninety (90) days after the invoice date (excepting for any Receivable arising from sales to General Electric Company (including, without limitation, GE Aviation and GE Aerospace), in which case it is unpaid for more than one hundred-twenty (120) days after the invoice date), or which has been written off the books of such Person or otherwise designated as uncollectible;

(d)            with respect to which any covenant, representation, or warranty contained in this Agreement or in any other Loan Document has been breached or is untrue;

(e)            which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to Lender in its Permitted Discretion and which has been sent to the account debtor, (iii) represents a progress billing, (iv) is contingent upon such Person’s or its Affiliates’ completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (vi) relates to payments of interest or (vii) has been invoiced more than once;

(f)             with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(g)            which is owed by an account debtor that has (i) become the subject of an Insolvency Event or (ii) ceased operation of its business;

(h)            which is owed by an account debtor that (i) does not maintain its chief executive office in the United States or Canada or (ii) is not organized under applicable Law of the United States, any State of the United States, Canada, or any Province thereof, unless, in either case, such Receivable is backed by credit insurance in form and substance acceptable to Lender and assigned to Lender in form and substance acceptable to Lender and which has been assigned to and is directly drawable by Lender;

(i)             which is owed in any currency other than Dollars;

(j)             which is owed by any Affiliate, employee, officer, director or agent of Borrower;

(k)            which, for any account debtor, exceeds any credit limit with respect to such account debtor determined by Borrower from time to time, and such credit limit is acceptable to Lender in its Permitted Discretion, to the extent of such excess;

(l)             which is owed by an account debtor or any Affiliate of such account debtor to which Borrower is indebted, but only to the extent of such indebtedness, or which is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an account debtor, in each case to the extent thereof;

(m)            which is subject to any counterclaim, deduction, defense, setoff or dispute;

(n)            which is evidenced by or arising under any promissory note, lease, chattel paper, or instrument;

(o)            with respect to which such Person has made any agreement with the account debtor for any reduction thereof (to the extent of such reduction), other than discounts and adjustments given in the ordinary course of business, or any Receivable which was partially paid and such Person created a new receivable for the unpaid portion of such Receivable;

(p)            which does not comply in all material respects with the requirements of all applicable Laws and regulations, whether Federal, State or local;

(q)            which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports to indicate that any Person other than such Person has or has had an ownership interest in such goods, or which indicates any party other than such Person as payee or remittance party; or

(r)            which Lender determines in its Permitted Discretion may not be paid, including by reason of the account debtor’s financial condition or inability to pay.

Any Receivables that are not Eligible Receivables shall nevertheless be part of the Collateral. In determining the amount of the Receivable to be included in the Borrowing Base, the face amount of an Receivable shall be reduced, to the extent not reflected in such face amount, by (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Receivable but not yet applied by Borrower to reduce the amount of such Eligible Receivables.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Borrower or any of its ERISA Affiliates from any Pension Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition upon Borrower or any of its ERISA Affiliates of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning set forth in Section 11.1.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means Deposit Accounts that are specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.

“Excluded Collateral” means:

(a)            all Excluded Equity; and

(b)            all Excluded Accounts;

provided, however, that “Excluded Collateral” shall not include any proceeds, products, substitutions or replacements of any Excluded Collateral (unless such proceeds, products, substitutions or replacements would constitute Excluded Collateral).

“Excluded Equity” means, any voting stock of any direct Subsidiary of Borrower that is a controlled foreign corporation (as defined in Section 957 of the Internal Revenue Code (a “CFC”)) in excess of 65% of the total combined voting power of all classes of stock of such CFC that are entitled to vote (within the meaning of Section 1.956-2(c)(2) of the Treasury Regulations), except to the extent that a pledge hereunder of such excess voting stock could not reasonably be expected to result in an adverse tax consequence to Borrower.

“Foreign Receivables” means Receivables that are not Domestic Receivables.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such function, such as the European Union or the European Central Bank).

“Guarantors” means, collectively and individually, any Person guaranteeing the Obligations from time to time.

“Guaranty Agreements” means, collectively and individually, each guaranty agreement executed by a Guarantor in favor of Lender, as the same may be modified, amended, supplemented or restated from time to time.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep-well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, all of the following (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, (but excluding trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days), (f) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest in, lien or other encumbrance upon, or payable out of the proceeds of production from property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (i) the principal portion of all Capital Lease Obligations of such Person, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration during the then-current term of this Agreement, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent such Person is liable for such Indebtedness.

“Insolvency Event” shall mean, with respect to any Person, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) in the good faith determination of Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided, that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intangible Assets” means all assets which would be classified as intangible assets under GAAP, including goodwill, patents, trade names, trademarks, copyrights, and franchises.

“Intellectual Property” means any Person’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, domain names, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable Law with respect to such Person’s use of any of the foregoing (collectively, the “Registered Intellectual Property”); all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Intellectual Property Security Agreement” means any copyright security agreement executed and delivered by Borrower and Lender, any patent security agreement executed and delivered by Borrower and Lender, any trademark security agreement executed and delivered by Borrower and Lender, in each case, in such form as is satisfactory to Lender.

“Interest Rate” means (a) subject to clause (b) of this definition below: (i) for the average daily balances in the Loan Account during the preceding month that does not exceed the Borrowing Base or the Maximum Revolving Credit, a rate equal to the Prime Rate plus one percent (1%), and (ii) for the average daily balances in the Loan Account during the preceding month that exceeds the Borrowing Base or the Maximum Revolving Credit (in each case whether or not such excess(es) arise or are made with or without the knowledge or consent of Lender), a rate equal to the rate set forth in the foregoing clause (i) plus an additional three percent (3%); and (b) notwithstanding anything to the contrary contained herein, to the extent provided for herein, the Default Rate.

“Inventory” means “inventory” as defined in Article 9 of the UCC and includes all now owned and hereafter existing or acquired goods, wherever located, which (a) are held for sale or lease or to be furnished under a contract of service; (b) are furnished under a contract of service; or (c) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment” shall have the meaning set forth in Section 9.5.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“Lender” means the term as defined in the preamble hereto.

“Lien” any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

“Loan Account” shall have the meaning set forth in Section 4.6.

“Loan Documents” means, collectively, this Agreement, each Guaranty Agreement, and all notes, guarantees, pledge agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by a Loan Party in connection with this Agreement.

“Loan Party” or “Loan Parties” means, individually and collectively, Borrower and the Guarantors.

“Loans” means the Revolving Loans.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) business, assets, liabilities, results of operations, property or financial condition of Borrower; (b) the ability of Borrower to perform its obligations, when such obligations are required to be performed under this Agreement or any of the other Loan Documents; (c) the validity or enforceability of this Agreement or any of the other Loan Documents; (d) the rights or remedies of Lender hereunder or (e) thereunder or the perfection or priority of any security interest or lien in favor of Lender.

“Material Contract” means (a) any contract or other agreement (other than the Loan Documents), written or oral, of Borrower involving monetary liability of or to any Person in an amount in excess of $50,000 in any fiscal year, and (b) any other contract or other agreement (other than the Loan Documents), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto has or could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Advances), of Borrower in an aggregate principal amount exceeding $50,000.

“Maximum Revolving Credit” means $7,000,000.

“Maximum Interest Rate” means the maximum non-usurious rate of interest under applicable Federal or state law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of Borrower to Lender, or to the extent that at any time such applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the immediately preceding six (6) years contributed to by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate may incur any liability.

“Net Amount of Eligible Receivables” shall mean the gross amount of Eligible Receivables less sales, excise or similar taxes, returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding or claimed.

“Net Cash Proceeds” means the aggregate cash proceeds received by Borrower in respect of any sale, lease, transfer or other disposition of any assets or properties, or interest in assets and properties or as proceeds of any loans or other financial accommodations provided to it or as proceeds from the issuance and/or sale of any Equity Interests or Indebtedness, in each case net of the reasonable and customary direct costs relating to such sale, lease, transfer or other disposition or loans or other financial accommodation or issuance and/or sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof and in the case of a sale of any assets or properties or interest in assets and properties, amounts applied to the repayment of Indebtedness secured by a valid and enforceable lien (other than a lien created under the Loan Documents) on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction.

“Obligations” means any and all Advances, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Loan Documents, any supplemental financing, or independent thereof, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect or acquired from others, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

“Organization Documents” means, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Participant” shall mean each Person who shall be granted the right by Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Borrower sponsors, maintains, or to which Borrower or an ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Permitted Dispositions” means each of the following:

(a)            sales of Inventory in the ordinary course of business,

(b)            the sale or other disposition of used, worn-out, obsolete machinery, equipment and interests in real property or machinery, equipment and interests in real property no longer used or useful in the conduct of the business of Borrower, provided, that, all of the Net Cash Proceeds of such sale or other disposition shall be paid to Lender for application to the Obligations in accordance with the terms of this Agreement;

(c)            the issuance of Equity Interests of Borrower consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Borrower for the benefit of its employees, directors and consultants; provided, that, in no event shall Borrower be required to issue, or shall Borrower issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Default or Event of Default;

(d)            the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of Borrower and does not appear on is or otherwise not affixed to or incorporated in any Inventory or necessary in connection with the Records or have any material value;

(e)            any transfer of property or assets, or issuance of Equity Interests, that is a Restricted Payment permitted under Section 9.8 or Permitted Investment permitted under Section 9.5; and

(f)             the transfer of cash for the payment of Indebtedness to the extent such payments are permitted hereunder and for the payment of other payables in the ordinary course of the business of Borrower.

“Permitted Indebtedness” means:

(a)            the Obligations;

(b)            Indebtedness (including Capital Lease Obligations) arising after the Closing Date to the extent secured by security interests in Equipment and mortgages on Real Property acquired after the Closing Date; provided, that, (i) such security interests and mortgages do not apply to any property of Borrower other than specific items of Equipment or Real Property, (ii) the Indebtedness secured thereby does not exceed the cost of the applicable Equipment or Real Property, as the case may be and (iii) as of the date any such Indebtedness is incurred and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(c)            Indebtedness in respect of overdraft protections and otherwise in connection with Deposit Accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(d)            Guaranty Obligations in respect of Indebtedness to the extent that such Indebtedness is otherwise permitted pursuant to this definition of Permitted Indebtedness; and

(e)            Indebtedness of Borrower in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, in the ordinary course of business and consistent with current practices as of the Closing Date;

“Permitted Investments” means each of the following:

(a)            deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(b)            payroll, travel, commission and similar advances to cover matters that in good faith are expected at the time of such advances to be treated as expenses for accounting purposes in accordance with GAAP and that are made in the ordinary course of business consistent with current practices as of the Closing Date;

(c)            stock or obligations issued to Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;

(d)            Investments consisting of loans and advances set forth on Schedule 9.5 that are not otherwise permitted by the other clauses of this definition.

“Permitted Liens” means:

(a)            the security interests and liens of Lender and the rights of setoff of Lender provided for herein or under applicable Law;

(b)            liens securing the payment of Taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(c)            non-consensual statutory liens (other than liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of Borrower’s business that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s suppliers’, repairmen’s and mechanics’ liens, to the extent: (i) such liens do not in the aggregate materially detract from the value of the property of Borrower and do not materially impair the use thereof in the operation of the business of Borrower, (ii) such liens secure Indebtedness which is not overdue or is fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(d)            zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value or marketability of the Real Property which may be subject thereto;

(e)            security interests in Equipment and Real Property arising after the Closing Date to secure Indebtedness permitted under clause (b) of the definition of Permitted Indebtedness, whether such Indebtedness is assumed or incurred by Borrower;

(f)             pledges and deposits of cash by Borrower after the Closing Date in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Borrower as of the Closing Date;

(g)            pledges and deposits of cash by Borrower after the Closing Date to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Borrower as of the Closing Date;

(h)            liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by Borrower located on the premises of Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrower as of the Closing Date and the precautionary UCC financing statement filings in respect thereof;

(i)            statutory or common law liens or rights of setoff of depository banks with respect to funds Borrower at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the Deposit Accounts maintained Borrower at such banks (but not any other Indebtedness or obligations in respect thereof);

(j)            judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Lender may establish a Reserve with respect thereto;

(k)            leases or subleases of Real Property granted by Borrower in the ordinary course of business and consistent with current practices of Borrower as of the Closing Date to any Person so long as any such leases or subleases do not interfere in any material respect with the ordinary conduct of the business of Borrower as presently conducted thereon;

(l)             liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;

(m)           liens that are the subject of intercreditor agreements between Lender and the holder of such liens to the extent in compliance therewith, and any other liens that Lender has consented to in writing; and

(n)            the security interests and liens set forth on Schedule 9.2 which are not otherwise permitted under the other clauses of this definition.

“Person” or “person” means any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which Borrower may incur liability.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Prime Rate” shall mean the prime rate from time to time publicly announced in New York City by JPMorgan Chase Bank. Any change in the effective interest rates in this Agreement due to a change in the Prime Rate shall take effect on the date of such change in the Prime Rate provided, that, no decrease in the Prime Rate below 7% per annum shall be given any effect.

“Real Property” means all now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Receivables” means “accounts” as defined in Article 9 of the UCC and includes all present and future rights to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Records” means all present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights with respect to the foregoing maintained with or by any other Person).

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reserves” means as of any date of determination, such amounts as Lender may from time to time establish and revise in its Permitted Discretion reducing the amount of Revolving Loans which would otherwise be available to Borrower under the lending formula(s) provided for herein, including: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Lender from the sale or other disposition or realization upon such Collateral, or (ii) the assets or business of Borrower or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any Default or an Event of Default. To the extent that such Reserve is in respect of amounts that may be payable to third parties Lender may, at its option, deduct such Reserve from the Maximum Revolving Credit at any time that such limit is less than the amount of the Borrowing Base.

“Responsible Officer” means the manager, managing member, chief executive officer, president, chief financial officer, treasurer, or assistant treasurer of Borrower, or any other Person designated as an authorized representative of Borrower in the Officer’s Certificate executed by Borrower’s Chief Financial Officer and Chief Operating Officer delivered to Lender in connection with this Agreement (as it may be amended or supplemented from time to time). Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Borrower’s Stockholders, partners or members (or any equivalent Person), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower, or any setting apart of funds or property for any of the foregoing, (b) the payment by Borrower of any management, advisory or consulting fee, to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of Borrower; and (c) loans and advances by Borrower to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of Borrower, or any repayment in respect of any indebtedness owing by Borrower to any such Person.

“Revolving Loans” means loans now or hereafter made by Lender on a revolving basis pursuant to this Agreement (involving advances, repayments and readvances) as set forth in Section 2.1.

“Sale and Leaseback Transaction” shall have the meaning set forth in Section 9.12.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the Closing Date, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Stockholder” means, with respect to any Person, each holder of Equity Interests of such Person.

“Subordinated Debt” means any Indebtedness of Borrower that is subject to, and subordinate in right of payment to, the right of Lender to receive payment in full of all of the Obligations and is otherwise on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Lender.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Tangible Net Worth” shall mean, at a particular date (a) the aggregate amount of all assets of Borrower as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrower (excluding subordinated liabilities to Lender) determined in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the Closing Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).

“Value” or “value” means, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Lender prior to the Closing Date, if any.

“Working Capital” shall mean the excess, if any, of Current Assets less Current Liabilities.

1.2             Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            General. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Wherever in this Agreement (i) the term “satisfactory” or “acceptable” to Lender appears, such terms shall be deemed to mean “acceptable” or “satisfactory” to Lender and its counsel in their Permitted Discretion, (ii) the word “reasonable” with respect to Lender means reasonable from the perspective of a secured commercial lender, (iii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 12.3 or is cured. Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to Borrower’s “knowledge” or similar concept means actual knowledge of a Responsible Officer, or knowledge that a Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

(b)            UCC Terms. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(c)            Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight Saving Time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

(d)            Payment in Full. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the payment in full in cash of the principal and accrued and unpaid interest with respect to all Advances, (ii) the payment in full of all fees, charges and expenses that have accrued and are unpaid regardless of whether payment has been demanded or are otherwise due, (iii) continuing obligations of Lender under Control Agreements and (C) other contingent Obligations for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Lender at the time, and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to Lender for which Lender would be entitled to indemnification by Borrower hereunder and (iv) the termination of this Agreement and the financing arrangements provided by Lender to Borrower hereunder.

1.3            Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Borrower delivered to Lender; provided, that, in the event of any change in GAAP after the Closing Date that affects any covenant in Article 10, Borrower may by notice to Lender, or Lender may by notice to Borrower require that such covenants be calculated in accordance with GAAP as in effect, and as applied by Borrower immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Borrower and Lender. Borrower shall deliver to Lender at the same time as the delivery of any financial statements given in accordance with the provisions of Section 8.1 and Schedule 8.1 (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application. Notwithstanding anything to the contrary contained herein, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (ii) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (A) unqualified, and (B) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

Article 2. CREDIT FACILITY

2.1            Revolving Loans.

(a)            Revolving Loans. Subject to, and upon the terms and conditions contained herein, Lender shall make Revolving Loans to Borrower from time to time during the term of this Agreement in an amount not to exceed the Maximum Revolving Credit. After giving effect to such Revolving Loans, the aggregate principal amount of Revolving Loans outstanding, shall not exceed the lesser of (A) the Borrowing Base at such time and (B) the Maximum Revolving Credit. Subject to the terms and conditions of this Agreement, Borrower may from time to time borrow, prepay and re-borrow Revolving Loans; provided, that if at any time the aggregate amount of Revolving Loans outstanding shall exceed the lesser of (a) the Maximum Revolving Credit and (b) the Borrowing Base, Borrower shall immediately repay Revolving Loans to the extent necessary to eliminate such excess.

2.2            Requests for Borrowings.

(a)            To request a Revolving Loan, Borrower shall notify Lender of such request by telephone or e-mail as set forth below not later than 12:00 p.m. (New York time) on the same Business Day as the date of the proposed Revolving Loan. Each such request shall be irrevocable.

(b)           All Revolving Loans under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement. Except in Lender’s discretion, or as otherwise provided herein, the aggregate amount of the Revolving Loans outstanding at any time shall not exceed the lesser of the Maximum Revolving Credit and the Borrowing Base.

Article 3. INTEREST AND FEES

3.1            Rates and Payment of Interest. All Obligations (including, to the extent permitted by law, interest not paid when due) shall bear interest at the Interest Rate, except as otherwise provided in this Article 3. At any time an Event of Default exists or has occurred and is continuing, all Obligations shall bear interest at the Default Rate.

3.2            Computation of Interest and Fees. Interest and fees calculated on a per annum basis shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.

3.3            Facility Fee. Borrower shall pay to Lender, a facility fee payable on the Closing Date and on the anniversary of such date in each succeeding year, in the amount of 1% of the Maximum Revolving Credit.

3.4            Administrative Fee. Borrower shall pay to Lender monthly an administration fee of $1,000 payable in arrears on the first day of each month with respect to the prior month for the stated term of this Agreement.

3.5             Unused Line Fee . Borrower shall pay to Lender an unused line fee on a monthly basis at a rate equal to one-half of one percent (0.5%) (on a per annum basis) multiplied by the amount by which the Maximum Revolving Credit exceeds the average daily principal balance of the outstanding Revolving Loans during the immediately preceding calendar month (or part thereof). Such fees shall be payable on the first day of each month in arrears.

3.6            Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under applicable Law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In the event any interest is charged or received in excess of the Maximum Interest Rate (“Excess”), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to Borrower. All monies paid to Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable Law.

Article 4. PAYMENTS AND ADMINISTRATION

4.1            Payments Generally, Allocation of Proceeds.

(a)            All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 P.M. New York time on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment is due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. All Obligations shall be payable at Lender’s offices in New York or such other place as Lender may designate in writing to Borrower from time to time.

(b)            Subject to the other terms and conditions contained herein, Lender shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral), shall be applied by Lender to the payment of the Obligations in such order as Lender may elect, and Borrower shall remain liable to Lender for any deficiency.

(c)            At the election of Lender, all payments of principal, interest, fees, expenses and other amounts payable under the Loan Documents may be paid from the proceeds of Revolving Loans made hereunder whether made following a request by Borrower or a deemed request as provided in this Section 4.1 or may be charged to the loan account of Borrower that Lender maintains. Borrower is hereby irrevocably deemed to request that, and authorizes Lender to (i) make a Revolving Loan for the purpose of paying each payment of principal, interest, fees, expenses and other amounts as it becomes due hereunder or under any other Loan Document and agrees that all such amounts charged shall constitute Revolving Loans and (ii) charge the loan account of Borrower that Lender maintains for each payment of principal, interest, fees, expenses and other amounts due hereunder or under any other Loan Document. Lender shall be entitled to charge the loan account of Borrower that it maintains for any sum due and payable by Borrower to Lender hereunder or under any of the other Loan Documents.

4.2            Indemnity for Returned Payments. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received Lender. Borrower shall be liable to pay to Lender, and Borrower does hereby agree to indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 4.2 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. The preceding two sentences of this Section 4.2 shall survive the payment of the Obligations and the termination of this Agreement.

4.3            Repayments. All Obligations, including the Revolving Loans, and fees and reimbursement for expenses, shall be payable on the earlier of the date of termination of this Agreement or Lender’s demand made at any time after and during the continuation of a Default.

4.4            Prepayments.

(a)            Voluntary Prepayment. Borrower may prepay the principal of any Revolving Loan, in whole or in part at any time, without premium or penalty.

(b)            Mandatory Prepayment of Revolving Loan. In the event that (i) the aggregate principal amount of the Revolving Loans outstanding at any time exceeds the lesser of (i) the Maximum Revolving Credit or (ii) the Borrowing Base (it being understood and agreed that any such event shall not limit, waive or otherwise affect any rights of Lender in such circumstances or on any future occasions), Borrower shall immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

4.5            Statements. Lender shall render to Borrower (including by making such information available to Borrower on Lender’s online client portal) each month a statement setting forth the balance in Borrower’s Loan Account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been received by Borrower. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s Loan Account shall be presumptive evidence of the amounts due and owing to Lender by Borrower, absent manifest error.

4.6            Borrower’s Loan Account; Evidence of Debt. Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations (the “Loan Account”), including the amounts of the Loans made by it and each repayment and prepayment in respect thereof, including the amounts of principal and interest payable and paid to Lender from time to time hereunder. All loans (and all other amounts chargeable to Borrower under this Agreement or any supplement hereto) shall be charged to the Loan Account. Any such records shall be presumptively correct, absent manifest error, provided, that, the failure to make any entry or any error in such records, shall not affect any of the Obligations in respect of any applicable Loans. Lender may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall execute and deliver to Lender a promissory note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

4.7            Taxes. Any and all payments by or on account of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes.

4.8            One Obligation. The Advances and the other Obligations shall constitute one general obligation and are secured by Lender’s Lien on all Collateral.

4.9            Specific Powers of Lender. Borrower hereby constitutes Lender or its agent, or any other person whom Lender may designate, as Borrower's attorney, at Borrower's own cost and expense to exercise at any time all or any of the following powers which, being coupled with an interest, shall be irrevocable until all Obligations have been paid in full: (a) to receive, take, endorse, assign, deliver, accept and deposit, in Lender's or Borrower's name, any and all checks, notes, drafts, remittances and other instruments and documents relating to Receivables and proceeds thereof; (b) to receive, open and dispose of all mail addressed to Borrower and to notify, following the occurrence and during the continuation of an alleged event of Default, postal authorities to change the address for delivery thereof to such address as Lender may designate; (c) following the occurrence and during the continuation of an alleged event of Default, to transmit to Borrower’s account debtors indebted on Receivables notice of Lender's interest therein and to request from such account debtors at any time, in Borrower's name or in Lender's or that of Lender's designee, information concerning the Receivables and the amounts owing thereon; (d) following the occurrence and during the continuation of an alleged event of Default, to notify to Borrower’s account debtors indebted on Receivables to make payment directly to Lender, including by sending the letter attached hereto as Annex A; and (e) to take or bring, in Borrower's name or Lender's, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of the Receivables. In addition, to the extent permitted by Law, Lender may file one or more financing statements, naming Borrower as debtor and Lender as secured party and indicating therein the types or describing the items of Collateral. Without limitation of any of the powers enumerated above, Lender is hereby authorized to accept and to deposit all collections in any form, relating to Receivables, received from or for the account of Borrower’s account debtors (whether such collections are remitted directly to Lender by account debtors or are forwarded to Lender by Borrower), including remittances which may reflect deductions taken by account debtors, regardless of amount, the Loan Account of Borrower to be credited only with amounts actually collected on Receivables. Borrower hereby releases (i) any bank, trust company or other firm receiving or accepting such collections in any form, and (ii) Lender and its officers, employees and designees, from any liability arising from any act or acts hereunder or in furtherance hereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact.

4.10           Election of Remedies. Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 4.10. If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against Borrower or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, Borrower consents to such action and waives any claim based upon it. Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations. Lender may bid the Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 4.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

Article 5. SECURITY INTEREST

5.1            Grant of Security Interest. As collateral security for the payment and performance in full of all of the Obligations, Borrower hereby pledges and grants to Lender a lien on and security interest in and to all of the right, title and interest of Borrower in, to and under all of the Collateral. Notwithstanding anything to the contrary contained in this Agreement, the security interest created hereby shall not extend to, and the term “Collateral” shall not include any Excluded Collateral, and Borrower shall from time to time at the request of Lender give written notice to Lender identifying in reasonable detail the Excluded Collateral and shall provide to Lender such other information regarding the Excluded Collateral as Lender may from time to time reasonably request; provided, that, if and when any property shall cease to be Excluded Collateral, a security interest in and lien on such property shall automatically and without further action be deemed granted therein under this Agreement. Borrower hereby represents and warrants that the Excluded Collateral, when taken as a whole, is not material to the business operations or financial condition of Borrower.

5.2            Financing Statement Filings.

(a)            Borrower hereby irrevocably authorizes Lender at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral. Borrower agrees to provide all information described in the immediately preceding sentence to Lender promptly upon request.

(b)           Borrower hereby further authorizes Lender to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any United States state or other country) this Agreement, each Intellectual Property Security Agreement, and other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by Borrower hereunder, without the signature of Borrower where permitted by law, and naming Borrower as debtor, and Lender as secured party.

(c)            Borrower hereby further authorizes Lender at any time and from time to time, with respect to all motor vehicles covered by a certificate of title law of any state, to file in any relevant jurisdiction with the registrar of motor vehicles or other appropriate Governmental Authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title.

(d)           Borrower hereby ratifies its prior authorization for Lender to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the Closing Date.

Article 6. CONDITIONS PRECEDENT

6.1             Conditions Precedent to Initial Loans . The making by Lender of the initial Loans, is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of the initial Loans of each of the following conditions precedent:

(a)            Lender shall have received an opinion of Borrower’s counsel in the form, and as to the matters, reasonably required by Lender;

(b)            Lender shall have received Good Standing Certificates and other certifications with respect to Borrower and any other Person liable on the Obligations from such governmental authorities as Lender shall reasonably require;

(c)            Lender or its agents shall have completed such examinations and appraisals of the Collateral and such searches with regard to Borrower and its assets, as Lender shall reasonably require, all at Borrower’s expense; and

(d)            the Borrowing Base shall be in an amount equal to or greater than $500,000 plus the sum of all amounts required to be disbursed at closing for the purpose of paying Lender’s expenses chargeable to Borrower hereunder and all amounts required to be paid to creditors to induce them to release any liens in the Collateral that are not Permitted Liens.

6.2             Conditions Precedent to All Loans . The making by Lender of any Loans, including the initial Loans, is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of each Loan of each of the following conditions precedent:

(a)            All representations and warranties contained herein and in the other Loan Documents that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each Loan and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the other Loan Documents on and as of such earlier date).

(b)            As of the date of any Loan or the issuance, amendment, renewal, or the use of the proceeds thereof, and after giving effect to any of the foregoing, no Default or Event of Default shall exist or have occurred and be continuing.

(c)            Lender shall have received a request for Loan (or for the amendment, renewal, or extension thereof) in accordance with the requirements of this Agreement.

(d)            As of the date of any Loan or the issuance, amendment, renewal, as applicable, or the use of the proceeds thereof, and after giving effect to any of the foregoing, no event, condition or circumstance that has or individually or in the aggregate could reasonably be expected to have a Material Adverse Effect shall have occurred.

(e)            As of the date of any Loan or the issuance, amendment, renewal, as applicable, or the use of the proceeds thereof, and after giving effect to any of the foregoing, the aggregate principal amount of the Revolving Loans shall not exceed the lesser of (i) the Maximum Revolving Credit or (ii) the Borrowing Base.

Each request for a Loan or the issuance, amendment, renewal, submitted by Borrower shall be deemed to be a representation and warranty by Borrower that the conditions specified in Section 6.2 have been satisfied on and as of the date of the applicable Loan or issuance, amendment, renewal. The making of any Loan or the issuance, amendment, renewal shall not be deemed a modification or waiver by Lender of any of the terms of this Agreement or any Default or Event of Default.

Article 7. REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender the following:

7.1             Organization; Powers. Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business, and is in good standing in, every jurisdiction where such qualification is required.

7.2            Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary organizational actions and, if required, actions by holders of its Equity Interests. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

7.3             No Conflicts. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party do not and will not (a) violate any material provision of Federal, State, or local law or regulation applicable to Borrower, the Organization Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower or its property, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of Borrower where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (c) result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien, security interest, charge or other encumbrance upon any property of Borrower, other than Permitted Liens, or (d) require any approval of any holder of Equity Interests of Borrower or any approval or consent of any Person under any Material Contract of Borrower, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

7.4             Governmental Approvals. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Lender for filing or recordation, as of the Closing Date.

7.5             Financial Statements; No Material Adverse Effect; Solvent. The balance sheets, and related statements of income, cash flow and shareholders’ equity, of Borrower that have been and are hereafter delivered to Lender, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of Borrower as of the date thereof and results of operations for the period then ended. Since the Closing Date, no event, circumstance, or change has occurred that has or could reasonably be expected to have a Material Adverse Effect with respect to Borrower. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Projections delivered to Lender have been prepared in light of the past operations of the businesses of Borrower and are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrower of the future financial performance of Borrower and of the other information projected therein for the periods set forth therein. Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Lender and the other transactions contemplated hereunder.

7.6             Properties; No Liens. Borrower has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of its assets reflected in its most recent financial statements delivered pursuant to Section 8.1 and Schedule 8.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

7.7             Litigation. Except as set forth on Schedule 7.7, there are no actions, suits, proceedings or investigations pending or, to best of Borrower’s knowledge, threatened against Borrower, or its business or assets, that (a) relate to any Loan Documents or transactions contemplated thereby or (b) either individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

7.8             Commercial Tort Claims. Except as set forth on Schedule 1.1, there are no Commercial Tort Claims in favor of Borrower, and Borrower shall promptly advise Lender in writing of the existence of any such Commercial Tort Claims arising hereafter (and Schedule 1.1 shall thereafter automatically be deemed amended to add such additional Commercial Tort Claims), and Borrower shall cooperate with any additional steps requested by Lender in order to perfect its security interest therein.

7.9             Compliance with Laws. Borrower is in compliance with the requirements of all applicable Laws, rules, regulations, executive orders or codes (including Environmental Laws) and all final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority, in each case where the failure to comply individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to Borrower under any applicable Laws, rules, regulations, executive orders or codes. No Inventory has been produced in violation of the Federal Labor Standards Act of 1938.

7.10           Environmental Condition. Except as set forth on Schedule 7.10, (a) none of Borrower’s assets have been used by Borrower, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) no Borrower assets have been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) Borrower has not received notice that a security interest, Lien or other encumbrance arising under any Environmental Law has attached to any assets of Borrower, and (d) neither Borrower nor its assets are subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or liability thereunder that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

7.11           No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

7.12           Material Contracts. Borrower is not in breach or in default in any material respect under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract. Borrower will deliver true, correct and complete copies of any Material Contracts that Lender may request.

7.13           Restrictive Agreements. Except as set forth on Schedule 7.13, as of the Closing Date, Borrower is not party or subject to any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower to create, incur or permit to exist any security interest, Lien or other encumbrance on any of its property or assets granted to Lender under the Loan Documents, or (b) the ability of Borrower to obtain or repay any of the loans, advances or other financial accommodations made by Lender pursuant to the Loan Documents.

7.14           Taxes. Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. No tax Liens have been filed and no claims are being asserted with respect to any such Taxes.

7.15           ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans.

7.16           Insurance. Schedule 7.16 sets forth a description of all insurance maintained by or on behalf of Borrower as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. Borrower maintains with financially sound and reputable insurance companies, insurance on all of its property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including errors and omissions policies.

7.17           Capitalization and Subsidiaries. Schedule 7.17 sets forth a correct and complete list of the name and relationship to Borrower of each Loan Party and each Subsidiary.

7.18           Security Interest in Collateral. This Agreement creates legal and valid security interests in all of the Collateral in favor of Lender, and such security interests constitute perfected and continuing security interests on the Collateral, securing the Obligations, enforceable against Borrower and having priority over all other security interests, Liens or other encumbrances on the Collateral except (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the security interests of Lender pursuant to any applicable Law or agreement and (b) security interests perfected only by possession or the notation of the security interest on the certificate of title with respect thereto to the extent Lender has not obtained or does not maintain possession of such Collateral or has not had its security interest noted on the certificate of title.

7.19           Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

7.20           Intellectual Property. Borrower owns, or is licensed to use, all Intellectual Property necessary to its business as currently conducted, and the use thereof by Borrower does not infringe on the rights of any other Person, and except as set forth on such Schedule, Borrower’s rights thereto are not subject to any licensing agreement or similar arrangement. A correct and complete list of Borrower’s Registered Intellectual Property as of the Closing Date, is set forth on Schedule 7.20. No material trademark, servicemark, copyright or other material Intellectual Property at any time used by Borrower which is owned by another Person, or owned by Borrower subject to any security interest, Lien or other encumbrance in favor of any Person other than Lender, is affixed to or incorporated in any Eligible Inventory, except (a) to the extent permitted under the terms of the license agreements listed on Schedule 7.20 and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed or incorporated is permitted to be sold by Borrower under applicable Law (including the United States Copyright Act of 1976).

7.21           Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between Borrower and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of Borrower. There exists no condition or circumstance that could reasonably be expected to impair the ability of Borrower to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

7.22           Labor Relations. Except as described on Schedule 7.22, Borrower is not party to or bound by any (i) collective bargaining agreement, (ii) management agreement, or (iii) consulting agreement with any Affiliate. There are no material grievances, disputes or controversies with any union or other organization of Borrower’s employees or any threatened strikes, work stoppages or demands for collective bargaining.

7.23           Payable Practices. Borrower has not made any material change in its historical accounts payable practices from those in effect on the Closing Date.

7.24           Margin Regulations, Investment Company Act. Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No proceeds of Loans will be used by Borrower to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors. Borrower is not (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other applicable Law regarding its authority to incur Indebtedness.

7.25           Anti-Terrorism Laws.

(a)            Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)           Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) Borrower shall promptly notify Lender in writing upon the occurrence of a Reportable Compliance Event.

7.26           Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that Borrower has failed to disclose to Lender in writing that has, or could reasonably be expected to have, a Material Adverse Effect.

Article 8. AFFIRMATIVE COVENANTS

8.1             Financial Statements, and Other Information. Borrower (a) will deliver to Lender each of the financial statements, reports, and other items set forth on Schedule 8.1 no later than the dates specified therein, (b) maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (c) will (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Lender.

8.2             Notices of Material Events. Borrower will promptly notify Lender in writing of:

(a)            the occurrence of any Default or Event of Default;

(b)            any matter that has had, or could reasonably be expected to have, a Material Adverse Effect;

(c)            any breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness;

(d)            any dispute, litigation, investigation, proceeding or suspension between Borrower and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting a Loan Party, including pursuant to any applicable Environmental Laws;

(e)            the occurrence of any ERISA Event;

(f)            any material change in accounting policies or financial reporting practices of Borrower;

(g)            any change in Borrower’s senior executive officers;

(h)            any collective bargaining agreement or other labor contract to which Borrower becomes a party, or the application for the certification of a collective bargaining agent;

(i)            the filing of any Lien for unpaid Taxes against Borrower;

(j)            any loss, damage, or destruction to, or commencement of any action or proceeding for the taking under eminent domain, condemnation or similar proceeding, of any material portion of the Collateral, whether or not covered by insurance; and

(k)            any transaction occurring after the Closing Date consisting of: (i) the entry into a Material Contract, (ii) the incurrence of Material Indebtedness, (iii) the voluntary or involuntary grant of any Lien other than a Permitted Lien upon any property of any Loan Party, together with such other information with respect thereto as Lender may request.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and propose to take with respect thereto.

8.3            Existence. Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect Borrower’s and each Loan Party’s legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

8.4            Payment of Obligations. Borrower will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, that, Borrower will remit withholding Taxes and other payroll Taxes to the appropriate Governmental Authority as and when claimed to be due, notwithstanding the foregoing exceptions.

8.5            Maintenance of Properties. Borrower will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

8.6            Compliance with Laws. Borrower will, (a) comply with all Laws, rules, regulations, licenses, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under Material Contracts to which it is a party in each case, where the failure to do so, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

8.7            Insurance.

(a)            Borrower covenants and agrees that, on and after the date hereof, until payment in full of the Obligations and termination of this Agreement, Borrower shall obtain and maintain in effect, at Borrower’s sole expense, policies of insurance as more specifically set forth on Exhibit A annexed hereto, in form and substance satisfactory to Lender, each of which shall have ratings of at least “A-VIII” by A.M. Best Company, and shall otherwise be approved by Lender.

(b)           Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to Lender. Borrower irrevocably makes, constitutes and appoints Lender (and each officer, employee or agent designated by Lender) as Borrower’s true and lawful attorney-in-fact for the purpose of (i) making, settling and adjusting such claims under all such policies of insurance if Borrower fails to make such claim within fifteen (15) days after any casualty or fails to diligently prosecute such claim, (ii) endorsing the name of Borrower on any check, draft, instrument or other item of payment pertaining to the Collateral received by Borrower or Lender pursuant to any such policies of insurance, and (iii) making all determinations and decisions with respect to such policies of insurance as they relate to the Collateral. Borrower agrees to provide Lender with prompt written notice of any change, amendment or modification to any insurance policy.

(c)            Lender is authorized to collect all such insurance proceeds and, at Lender’s option: (i) apply (A) such proceeds against the outstanding principal amount of the Obligations, or (ii) allow Borrower to use such proceeds, or a part thereof, to repair any damage or restore, replace or rebuild the Collateral that was the subject of such proceeds. Notwithstanding anything herein to the contrary, at any time when a Default has occurred and is continuing, if Lender receives proceeds of insurance or is holding proceeds of insurance theretofore received by Lender, Lender may apply the same to the Obligations at any time and from time to time as it may determine in its discretion. If no Default has occurred and is continuing and Borrower has been permitted to apply insurance proceeds to repair, restore, replace or rebuild property, then Lender will return any insurance proceeds to Borrower which Lender continues to hold after any such repair, restoration, replacement or rebuilding of such property is completed to Lender’s satisfaction as determined in its discretion.

(d)           If Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance, at Borrower’s expense, to protect Lender’s interests in the Collateral. This insurance may, but need not, protect the interests of Borrower. The coverage that Lender purchases may not pay any claim that Borrower may make or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrower may be able to obtain on its own.

8.8            Inspection Rights; Field Examinations; Appraisals. Upon the request of Lender, Borrower will permit Lender or a firm engaged by Lender for such purpose to (a) conduct field examinations, including, without limitation, with respect to Borrower’s practices in the calculation of the Borrowing Base and the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves and (b) conduct appraisals of the Collateral. Upon the request of Lender, Borrower will permit representatives and other professionals (including investment bankers, consultants, accountants, and lawyers) engaged by Lender for such purpose to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and accountants, all at the expense of Borrower (including Lender's out of pocket expenses in conducting field examinations of Borrower and the Collateral (including any costs of third-party examiners) plus Lender's prevailing per diem charge for each of its examiners in the field and office, now $950 per person per day), and at such reasonable times during normal business hours and as often as may be reasonably desired.

8.9            Use of Proceeds. All Loans made shall be used by Borrower only for general operating, working capital and other corporate purposes of Borrower not otherwise prohibited by the terms of the Organization Documents of Borrower or hereunder.

8.10          Cash Management; Collection of Proceeds of Collateral.

(a)            Borrower shall establish and maintain, at its expense, Deposit Accounts and cash management services of a type and on terms, and with the banks, set forth on Schedule 8.10 and, subject to Section 8.10(b), such other banks as Borrower may hereafter select (such other banks, together with the banks set forth on Schedule 8.10, collectively, the “Depository Banks” and individually, a “Depository Bank”). To the extent requested by Lender at any time, Borrower shall deliver, or cause to be delivered to Lender, a Control Agreement with respect to each of its Deposit Accounts duly authorized, executed and delivered by each Depository Bank where a Deposit Account is maintained, Borrower and Lender; provided, that, Borrower shall not be required to deliver a Control Agreement with a Depository Bank as to any Deposit Account that is an Excluded Account. Borrower shall additionally not make any sales to customers by accepting a credit card issued to such customers unless Borrower has prior thereto entered into a merchant agreement with a processor, relating to sales made using such credit card, on terms that are acceptable to Lender, and such processor has agreed to remit the proceeds of such sales to a deposit account of Borrower’s subject to a Control Agreement providing for all amounts therein to be remitted to Lender on each Business Day.

(b)           So long as no Default or Event of Default exists or has occurred and is continuing, upon not less than five (5) Business Days’ prior written notice to Lender, Borrower may amend Schedule 8.10 to add or replace a Deposit Account or Depository Bank and shall upon such addition or replacement provide to Lender an amended Schedule 8.10; provided, that, (i) such prospective Depository Bank shall be reasonably satisfactory to Lender, and (ii) prior to the time of the opening of such Deposit Account Borrower and such prospective Depository Bank shall have executed and delivered to Lender a Control Agreement. Borrower shall close any of its Deposit Accounts (and establish replacement Deposit Accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within forty-five (45) days after notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Depository Bank with respect to Deposit Accounts or Lender’s liability under any Control Agreement with such Depository Bank is no longer satisfactory to Lender in Lender’s sole discretion.

(c)            Borrower shall direct all account debtors indebted on Receivables to make payment of all such amounts to the Collection Account and otherwise take all reasonable actions to cause such payments to be made to the Collection Account. Borrower and its employees, agents and Subsidiaries shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Receivables or other Collateral which come into its possession or under its control and, promptly upon receipt thereof, shall deposit or cause the same to be deposited in the Collection Account, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower’s own funds. All payments made to the Collection Account shall be treated as payments to Lender in respect of the Obligations and therefore shall constitute the property of Lender to the extent of the then outstanding Obligations. All amounts collected on Receivables when received by Lender shall be credited to Borrower's Loan Account, adding one (1) Business Day for collection and clearance of remittances sent by wire transfer and three (3) Business Days for collection and clearance of all other remittances. Such credits shall be conditional upon final payment to Lender.

8.11           Additional Collateral; Further Assurances. In the case of the formation or acquisition by Borrower of any Subsidiary after the Closing Date, as to any such Subsidiary, Borrower shall cause such Subsidiary execute and deliver a guarantee and such other agreements, documents or instruments and to deliver other consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary, and corporate resolutions and other organization and authorizing documents of such Person, and opinions of counsel satisfactory to Lender with respect to such Person.

8.12           Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, this Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into, including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, together with Lender’s customary charges and fees with respect thereto; (c) actual costs and expenses of preserving and protecting the Collateral; (d) actual costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and Liens of Lender in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Loan Documents or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); and (e) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

Article 9. NEGATIVE COVENANTS

9.1            Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except for the Permitted Indebtedness.

9.2            Liens. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or Lien with respect to any such assets or properties, except Permitted Liens.

9.3            Fundamental Changes. Borrower shall not, directly or indirectly, (a) change its name or conduct business under any fictitious name; (b) change its tax, charter or other organizational identification number; (c) change its form or state of organization; (d) suspend operations, wind up, liquidate or dissolve; or (e) merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions.

9.4            Asset Sales. Borrower shall not sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or any of its assets to any other Person, except for Permitted Dispositions or agree to do any of the foregoing, except to the extent that such agreement contains a condition requiring the consent of Lender if the agreement to do any of the foregoing is otherwise prohibited by the terms of this Agreement.

9.5            Investments. Borrower shall not, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any capital contribution or other investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an “Investment”), except Permitted Investments.

9.6            Transactions with Affiliates. Borrower shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of Borrower, except pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person, except for the following: (a) any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by Borrower in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the board of directors or equivalent governing body of Borrower, and (b) Restricted Payments permitted under Section 9.8.

9.7             Change in Business. Borrower shall not engage in any business other than the business of Borrower on the Closing Date and any business reasonably related, ancillary or complimentary to the business in which Borrower is engaged on the Closing Date.

9.8             Restricted Payments. Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided, however, that, Borrower may make payments in respect of any pass-through taxes owing by any member of Borrower as a result of the income of Borrower.

9.9             Restrictive Agreements. Borrower shall not, directly, or indirectly, create or otherwise cause or suffer to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of Borrower to pay dividends or make other distributions or pay any Indebtedness owed by or to Borrower or make loans or advances or grant security interests in or Liens on any of its assets or transfer any of its assets, except such an agreement or other arrangement that (a) is in effect on the Closing Date, (b) relates to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness or (c) constitute customary restrictions on assignment in leases and other contracts.

9.10           Certain Payments of Indebtedness. Borrower shall not make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except: (a) payment of the Obligations; and (b) as long as no Default or Event of Default shall have occurred and be continuing, payment of regularly-scheduled principal and interest payments, and other mandatory payments, as and when due in respect of any Permitted Indebtedness, other than payments in respect of Subordinated Debt prohibited by the subordination provisions thereof.

9.11           Amendment of Material Documents. Borrower shall not amend, modify or waive any of the terms of: (a) its Organization Documents except for amendments, modifications or other changes that do not affect the rights and privileges of Borrower and do not affect the ability of Borrower to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise affect the interests of Lender and so long as at the time of any such amendment, modification or waiver, no Default or Event of Default shall exist or have occurred and be continuing or (b) any agreement, document or instrument evidencing or governing any Material Indebtedness, except, that, Borrower may, after prior written notice to Lender, amend or modify the terms thereof to forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to Borrower.

9.12           Sale and Leasebacks. Borrower shall not enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”).

Article 10. FINANCIAL COVENANTS

10.1           Tangible Net Worth. Borrower shall until payment in full of all Obligations to Lender and termination of this Agreement cause to be maintained at the end of each of its fiscal quarters, Tangible Net Worth in an amount not less than $20,000,000.

10.2           Working Capital. Borrower shall until payment in full of all Obligations to Lender and termination of this Agreement cause to be maintained at the end of each of its fiscal quarters, Working Capital of not less than $10,000,000.

Article 11. EVENTS OF DEFAULT AND REMEDIES

11.1           Events of Default. The occurrence or existence of any one or more of the following events is referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)            Borrower fails to make any principal payment hereunder when due or fails to pay interest, fees or any of the other Obligations when due, which remains unpaid five (5) days after Lender’s notice thereof;

(b)           Borrower fails to perform in any material respect any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Loan Documents;

(c)            the discharge by Borrower of its independent accountants, unless replaced with another accountant satisfactory to Lender within five (5) Business Days’ thereof;

(d)           any representation, warranty or statement of fact made by any Loan Party to Lender in this Agreement, the other Loan Documents or any other written agreement, schedule, confirmatory assignment or otherwise is or becomes incorrect, false or misleading in any material respect;

(e)           any judgment for the payment of money is rendered against Borrower in excess of $25,000 in the aggregate (to the extent not covered by independent third party insurance where the insurer has not declined or disputed coverage) and shall remain undischarged or unvacated for a period in excess of thirty (30) consecutive days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against such Loan Party with respect to any of the Collateral having a value in excess of $25,000;

(f)            any Loan Party makes an assignment for the benefit of creditors or makes or sends notice of a bulk transfer;

(g)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Loan Party or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Loan Party or for all or any part of its property;

(i)            any material default in respect of any Material Contract or Material Indebtedness, which default continues for more than the applicable cure period contained in the subject agreement, if any, with respect thereto, or the subordination provisions contained in any agreement related to any Subordinated Debt shall cease to be in full force and effect or to give Lender the rights, powers and privileges purported to be created thereby;

(j)            any material provision of this Agreement or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Lender) in accordance with its terms, or any such party shall challenge the enforceability of this Agreement or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision of this Agreement or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k)           an ERISA Event shall occur which results in or could be expected to result in liability of Borrower in an aggregate amount in excess of $25,000;

(l)            Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

(m)          any Change of Control;

(n)           Borrower shall fail to pay when due any indebtedness for borrowed money;

(o)           any guarantor, endorser or other person liable on the Obligations or who has pledged or granted collateral security for the Obligations, shall die, terminate or attempt to terminate its guaranty or pledge agreement or shall breach any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such person with, or in favor of, Lender;

(p)           if a material portion of any tangible Collateral for the Obligations is destroyed or lost or rendered valueless;

(q)           if at any time Lender shall consider the Obligations insecure or any part of the Receivables unsafe, insecure or insufficient and Borrower shall not on demand furnish other collateral or make payment on account, satisfactory to Lender;

(r)            if (x) Borrower shall default under or breach the terms of any present or future lease (each a “Lease”) of any premises now or hereafter leased by Borrower (“Leased Premises”) or (y) Lender shall receive notice from any lessor of any Leased Premises that a default has occurred under any Lease, or that any Lease has been terminated; or

(s)           if a claim is made or threatened, or a proceeding is commenced, by any governmental agency or authority against Borrower or any Affiliate of Borrower under any environmental protection laws.

11.2           Remedies.

(a)           At any time an Event of Default exists or has occurred and is continuing, and after the applicable cure period, if any, has passed, Lender shall have all rights and remedies provided in this Agreement, the other Loan Documents, the UCC and other applicable Law, all of which rights and remedies may be exercised without notice to or consent by Borrower, except as such notice or consent is expressly provided for hereunder or required by applicable Law. All rights, remedies and powers granted to Lender hereunder, under any of the other Loan Documents, the UCC or other applicable Law, are cumulative, not exclusive and enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Loan Documents. Lender may at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against Borrower to collect the Obligations without prior recourse to the Collateral.

(b)           Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 11.1(f) and 11.1(g), all Obligations shall automatically become immediately due and payable), (ii) cease making Revolving Loans or reduce the lending formulas or amounts of Revolving Loans available to Borrower, (iii) establish such Reserves as Lender determines, without limitation or restriction, notwithstanding anything to the contrary contained herein, and/or (iv) enforce payment of any Receivables, settle, compromise, or release in whole or in part, any amounts owing on Receivables, prosecute any action, suit or proceeding with respect to Receivables, extend the time of payment of any and all Receivables, make allowances and adjustments with respect thereto, and issue credits in Lender's name or Borrower's.

Article 12. ASSIGNMENTS AND PARTICIPATIONS; AMENDMENTS AND WAIVERS

12.1           Assignment and Participations. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, administrators, successors and assigns, provided, however, that Borrower may not assign this Agreement or its rights hereunder without Lender’s prior written consent. Borrower consents to Lender’s sale of participations in the Loans made under this Agreement. Lender may furnish any information concerning Loan Parties in the possession of Lender from time to time to assignees and Participants (including prospective assignees and Participants).

12.2           Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due.

12.3           Amendments and Waivers. No delay or failure on Lender’s part in exercising any right, privilege, or option hereunder shall operate as a waiver of such or of any other right, privilege, or option, and no waiver, amendment, or modification of any provision of this Agreement shall be valid, unless in a writing signed by Lender and then only to the extent therein stated; provided, however, no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereto. An Event of Default shall be deemed to be continuing unless waived by Lender in accordance with this Section 12.3.

Article 13. TERM AND TERMINATION

13.1           Term and Termination. This Agreement shall become effective upon acceptance by Lender at its office in the State of New York, and shall continue in full force and effect until June ___, 2026 (the “Renewal Date”) and from year to year thereafter, unless sooner terminated as herein provided. Borrower and Lender may each terminate this Agreement on the Renewal Date or on the anniversary of the Renewal Date in any year by giving the other at least ninety (90) days’ prior written notice in accordance with Section 15.1. Should a Default occur hereunder, this Agreement will be terminable by Lender at any time and Borrower shall, upon any such termination by Lender, or upon termination of this Agreement effective prior to the end of its current term for any reason other than termination by Lender upon a Default, pay to Lender, as liquidated damages and as part of the Obligations, in addition to any other amounts payable under this Agreement, an amount equal to (a) two percent (2%) of the Maximum Revolving Credit then in effect, if such termination occurs prior to the first anniversary of the Closing Date; (b) one percent (1%) of the Maximum Revolving Credit then in effect if such termination occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date; and (c) one-half of one percent (0.5%) of the Maximum Revolving Credit then in effect, if such termination occurs after the second anniversary of the Closing Date. In the event that Lender shall permit termination of this Agreement by Borrower other than as provided herein, as a condition to such termination, Borrower shall pay to Lender such additional liquidated damages in addition to performance of any other conditions to such termination. No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, obligations and covenants hereunder until such time as all Obligations have been paid in full, and the continuing security interest in Receivables and other Collateral granted to Lender hereunder or under any other agreement shall remain in effect until such Obligations have been indefeasibly paid and performed in full and any provision hereof that by its terms survives termination of this Agreement shall survive pursuant to such terms. No provision hereof shall be modified or amended orally or by course of conduct but only by a written instrument expressly referring hereto signed by both parties. This Agreement embodies the entire agreement between Lender and Borrower as to the subject matter hereof and supersedes all prior agreements (whether oral or written) as to the subject matter hereof.

Article 14. JURY TRIAL WAIVER; OTHER WAIVERS; CONSENTS; GOVERNING LAW

14.1           Obligations and Liabilities of Lender. Lender shall not be deemed to have assumed any liability or responsibility to Loan Parties or any other Person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to a Loan Party by Lender (which shall automatically be deemed to be without recourse to Lender in any event), or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and Lender, by accepting such Lien on the Collateral, or by releasing any Lien on the Collateral, shall not be deemed to have assumed any obligation or liability to any supplier or account debtor or to any other Person, and Borrower agrees to indemnify and defend Lender and hold it harmless in respect to any claim or proceeding arising out of any matter referred to in this Section 14.1.

14.2           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)           Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

(c)           Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender’s option, by service upon Borrower in any other manner provided under the rules of any such courts.

(d)           BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT LOAN PARTIES OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of its acts or omissions constituting gross negligence or willful misconduct. Borrower: (i) certifies that neither Lender, nor any representative, agent or attorney acting for or on behalf of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Lender is relying upon, among other things, the waivers and certifications set forth in this Section 14.2 and elsewhere herein and therein. Borrower agrees that there is no fiduciary relationship between it and Lender or their respective representatives, and that it will not seek or attempt to establish any such fiduciary relationship. Borrower hereby expressly waives any right to assert, now or in the future, that there was or is any such fiduciary relationship in any action, proceeding or claim for damages.

14.3           Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or required by applicable Law and cannot be waived thereunder. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

14.4           Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto. The foregoing shall not restrict Borrower from making any such claim in a separate action.

14.5           Indemnification. Borrower shall indemnify and hold Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, penalties, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except Borrower shall not have any obligation under this Section 14.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrower as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable Law to Lender in satisfaction of indemnified matters under this Section. To the extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby. All amounts due under this Section 14.5 shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

Article 15. NOTICES; MISCELLANEOUS

15.1           Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone or electronic method of transmission (and subject in each case to clause (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

If to Borrower:	Servotronics, Inc. 1110 Maple St. Elma, NY 14059 Attention: Robert Fraass, CFO Telephone No.: (716)-655-5990 Telecopy No. ___ ___-____ Email: ___________________
with a copy to: (which shall not constitute notice)	Bond, Schoeneck & King, PLLC 200 Delaware Ave, #900 Buffalo, NY 14202 Attention: Michael Donlon Telephone No.: (716)-416-7015 Telecopy No. (716)-416-7001 Email: mdonlon@bsk.com

If to Lender:	Rosenthal & Rosenthal, Inc. 1370 Broadway New York NY 10018 Attn: Robert Martucci, EVP Telephone No.: (212)-356-0960 Telecopy No: (212) 356-0989 Email: RMartucci@rosenthalinc.com
with a copy to: (which shall not constitute notice)	Otterbourg P.C. 230 Park Avenue New York, NY 10169 Attn: Michael Wenger, Esq. Telephone No.: 212-905-3755 Telecopy No.: 212-682-6104 Email: mwenger@otterbourg.com

Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(b)           All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided, that if not given during normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (iii) delivered through an electronic method of transmission to the extent provided in clause (c) below shall be effective as provided in such clause.

(c)            Notices and other communications hereunder may be delivered or furnished by e-mail or any internet or extranet-based site providing for access to data protected by passcodes or other security systems approved by Lender for such purpose and in each case to the extent that Lender may approve pursuant to procedures approved by Lender. Unless otherwise specified by Lender, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or extranet-based site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

15.2           Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable Law.

15.3           Entire Agreement. This Agreement, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter contained in this Agreement and the other Loan Documents between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter of this Agreement, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern. Without limitation of the foregoing, in the event that Borrower and Lender previously signed any agreement governing the confidentiality of Borrower’s information disclosed to Lender, Lender shall be permitted to disclose any such information to the extent reasonably necessary for it to do so in connection with the performance of its obligations and/or exercise of its rights and remedies under the Loan Documents.

15.4           USA PATRIOT Act.

(a)            Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Loan Party and other information that will allow Lender to identify such person in accordance with the Act and any other applicable Law. Borrower is hereby advised that any Loans hereunder are subject to satisfactory results of such verification.

(b)           The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and Borrower shall provide to Lender, each Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

15.5           Counterparts; Electronic Execution. This Agreement and each of the other Loan Documents, and any notices delivered under this Agreement or other Loan Document, may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature.  Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Lender reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or any other Loan Document or on any notice delivered to Lender under this Agreement or any other Loan Document. This Agreement, each other Loan Document, and any notices delivered under this Agreement or other Loan Document, may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Agreement, each other Loan Document and any notices will be as effective as delivery of a manually executed counterpart of the Agreement, other Loan Document or notice. Any party delivering an executed counterpart of this Agreement or other Loan Document by electronic mail or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement and such other Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document. The foregoing shall apply to each other Loan Document mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

BORROWER:

SERVOTRONICS, INC.

By:	/s/ Rob Fraass
Name: Rob Fraass
Title: CFO

LENDER:

ROSENTHAL & ROSENTHAL, INC.

By:	/s/ Robert Martucci
Name: Robert Martucci
Title: EVP